Exhibit 10.2

CONVERTIBLE LOAN AGREEMENT

This Agreement is entered into this 24th day of March 2017.

BY AND AMONGST:

REBEL GROUP INC. (CIK No. 0001532158) (“Rebel Group”), a company incorporated in the State of Florida and having its principal executive office at 7500A Beach Road, Unit 12-313, The Plaza, Singapore 199591;

PURE HEART ENTERTAINMENT PTE LTD (RC No. 200007374H) (“Pure Heart”), a company incorporated in Singapore and having its registered address at 7500A Beach Road #12-313 The Plaza, Singapore 199591;

LEONG KHIAN KIEE (NRIC No. S0170169Z) (“LKK”), of 65 Shelford Road #02-11 Shelford Regency, Singapore 288455;

(collectively referred to as the “Company”)

AND

CHIAM MUI KEN (NRIC No: S1464310I) (the “Lender”), of Blk 42 Beo Crescent #04-107, Singapore 160042.

(each a “Party” and collectively, “Parties”).

WHEREAS:

(A)	As at the date of this Agreement, Rebel Group has 23,381,548 shares issued and outstanding, and LKK is a majority shareholder of Rebel Group.

(B)	Pure Heart is a wholly-owned subsidiary of Rebel Group.

(C)	The Lender has agreed, upon and subject to the terms and conditions contained in this Agreement, to make available to Pure Heart, the Loan (with an option to convert the Loan into Conversion Shares) in the manner and to the extent set forth in this Agreement.

IT IS HEREBY AGREED:

1	Definitions

1.1	In this Contract, words and expressions used shall have the meanings set out hereunder, or as defined in this Contract, unless the context otherwise requires:

“Agreement” means this Contract;

“Business Day” means a day (other than Saturday, Sunday or public holidays in Singapore and/or the United States) in which banks are open for general business in Singapore and the United States;

“Clause” means clauses in this Contract;

“Conversion Amount” means the aggregate amount of the Loan, being S$200,000;

“Conversion Date” shall have the meaning ascribed in Clause 7.4(i);

“Conversion Notice” means a notice in writing issued by the Lender to the Company substantially in the form set out in Annex A;

“Conversion Period” shall have the meaning ascribed in Clause 7.2;

“Conversion Right” shall have the meaning ascribed in Clause 7.1;

“Conversion Shares” means 285,715 Shares to be issued by the Rebel Group upon the conversion of the Loan in accordance with Clause 7, such Shares to be issued free from all claims, charges, liens and other Encumbrances and shall rank pari passu with the then existing Shares in the capital of the Rebel Group;

“Encumbrance” means any mortgage, assignment of receivable, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect;

“Event of Default” means any of the events described in Clause 9;

“Extended Maturity Date” shall have the meaning in Clause 4.2;

“Loan” shall have the meaning ascribed in Clause 2.1;

“Maturity Date” shall have the meaning in Clause 4.1;

“Shares” means ordinary shares issued and outstanding in the common stock of Rebel Group;

“Shareholders” means the shareholders of Rebel Group;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failures to pay or any delay in paying any of the same)

“S$” and “Singapore Dollars” means the lawful currency of Singapore.

“USD” means the lawful currency of The United States of America.

“Year” means one calendar year.

1.2	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined herein) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to the “Annexes”, “Clauses” and “Recital” are to be construed as references to the annexes, clauses and recital of this Agreement respectively. Any reference to a sub clause or a paragraph is to a sub clause or paragraph of the clause in which such reference appears. Any reference to a time of the day is to be construed as Singapore time unless otherwise stated.

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1.3	References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced. References to a statutory provision include any subordinate legislation made from time to time under that provision.

2	THE LOAN

2.1	The Lender has agreed to grant to Pure Heart a loan of an aggregate principal amount of Singapore Dollars S$200,000 (the “Loan”) subject to the terms of this Agreement.

2.2	Unless otherwise notified by the Company in writing, the Loan shall be disbursed by the Lender no later than 24th March 2017. The Loan shall be disbursed in immediately available funds to the following account of Pure Heart in S$:

A/C Name	:	Pure Heart Entertainment Pte Ltd
A/C Number	:	392-303-860-2
Bank Name	:	United Overseas Bank Limited
Bank Address	:	80 Raffles Place UOB Plaza Singapore 048624
SWIFT Address	:	UOVBSGSG

2.3	For the avoidance of doubt, nothing herein shall be construed as creating and/or imposing an obligation on any Party to make payment of the Loan other than Pure Heart.

3	USE OF PROCEEDS

The Company shall utilise the extent of the Loan paid by the Lender (in accordance with this Agreement) for Mixed Martial Arts event operations in China and Singapore.

4	REPAYMENT

4.1	Pure Heart shall repay the principal amount of the Loan (to the extent actually received by Pure Heart in accordance with this Agreement and to the extent that it has not been converted pursuant to Clause 7 (Conversion) below) within 7 Business Days immediately following 23rd March 2018 (the “Maturity Date”).

4.2	The Lender shall have the option to extend the term of the Loan from the Maturity Date to 23rd March 2019 (the “Extended Maturity Date”).

5	INTEREST

5.1	Subject to Clause 5.2 below, Pure Heart shall pay interest on any outstanding portion of the Loan at the rate of ten percent. (10%) per annum until the date on which the Loan is fully repaid or converted into Conversion Shares. For the avoidance of doubt, interest of Singapore Dollars S$5,000 is payable at each quarter (e.g. on 23rd June, 23rd September, 23rd December 2017 and 23rd March 2018).

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5.2	If any sum becomes due for payment under or pursuant to this Agreement on a day which is not a Business Day, full payment shall be made on the next succeeding Business Day.

6	GUARANTEE AND INDEMNITY

6.1	LKK irrevocably:

(i)	guarantees to the Lender punctual payment by Pure Heart of all of Pure Heart’s obligations under this Agreement;

(ii)	undertakes with the Lender that whenever Pure Heart does not punctually pay any amount when due under or in connection with this Agreement, that LKK shall immediately on demand pay that amount as if he was the principal borrower in respect of that amount; and

(iii)	agrees with the Lender that if any obligation guaranteed or expressed to be guaranteed by him is or becomes unenforceable, invalid or illegal, he will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability which the Lender incurs as a result of Pure Heart not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by Pure Heart under this Agreement on the date when it would have been due. The amount payable by LKK under this indemnity will not exceed the amount it would have to pay under this Clause 6 if the amount claimed had been recoverable on the basis of a guarantee.

6.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by Pure Heart under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

6.3	If any discharge, release or arrangement (whether in respect of the obligations of Pure Heart or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of LKK under this Clause 6 will continue or be reinstated as if such discharge, release or arrangement had not occurred.

6.4	The obligations of LKK under this Clause 6 will not be affected by an act, omission, matter or thing which, but for this Clause 6, would reduce, release or prejudice any of its obligations under this Clause 6 (without limitation and whether or not known to it or the Lender) including:

(i)	any time, waiver or consent granted to, or composition with Pure Heart, LKK or any other person;

(ii)	the release of Pure Heart, LKK or any other person under the terms of any composition or arrangement with any creditor of Pure Heart, LKK or any other person;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of Pure Heart, LKK or any other person, any non-execution of this Agreement by Pure Heart, LKK or any other person, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Pure Heart, LKK or any other person;

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(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document or security including any change in the purpose of, any extension of or increase in any loan or the addition of any new loans under any agreement or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security;

(vii)	any insolvency or similar proceedings.

(viii)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Party or other person under this Agreement resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order;

(ix)	anything done or not done by the Lender in exercising its rights under this Agreement;

(x)	the Lender obtaining a judgement against Pure Heart in any court for performance of any obligation under this Agreement;

(xi)	the Lender agreeing to Pure Heart making an assignment for the benefit of Pure Heart’s creditors or any arrangement with creditors under insolvency laws; or

(xii)	any arrangement made between the Lender and Pure Heart with or without the consent of LKK.

6.5	LKK waives any right he may have of first requiring Pure Heart (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from LKK under this Clause 6. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

6.6	The guarantee under this Clause 6 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

6.7	If the Lender deems Pure Heart and LKK has failed to perform or unable to perform their respective obligations, Rebel Group guarantees the full repayment of the loan and this entire agreement shall still remain in full force. Any extension of loan tenure and its terms is at the full discretion of the Lender.

7	CONVERSION

7.1	The Lender shall be entitled to convert the Loan into Conversion Shares on the terms set out below (the “Conversion Right”).

7.2	Subject to Clause 7.1, the Conversion Right can be exercised at any time for the period commencing on the date hereof and ending on 23rd March 2019 (“Conversion Period”), in full and not in part, by the Lender serving a Conversion Notice on the Company. A Conversion Notice, once received by the Company, shall be irrevocable.

7.3	For the purposes of Clauses 7.1 and 7.2, the Conversion Shares shall be calculated as follows:

(i)	in the event that the Conversion Right is exercised within 7 Business Days immediately following the Maturity Date, it shall result in the Lender being issued the Conversion Shares based on the share price of USD0.50 per Share.

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(ii)	in the event that the Conversion Right is exercised after the Maturity Date but within 7 Business Days immediately following the Extended Maturity Date, it shall result in the Lender being issued the Conversion Shares based on the share price of USD0.60 per Share.

7.4	Upon receipt by the Company of the Conversion Notice and its enclosures, in each case duly executed by the Lender:

(i)	Rebel Group shall allot and issue, on or prior to the date falling 10 Business Days after the date of the Conversion Notice (the “Conversion Date”), in favour of the Lender the Conversion Shares; and

(ii)	the Lender shall be deemed to have applied and subscribed for the Conversion Shares at a total consideration equal to the principal sum of the Loan, and the Loan shall be deemed to be fully discharged and released simultaneously upon the allotment of the Conversion Shares to the Lender.

7.5	On the Conversion Date, the Company shall deliver to the Lender the following:

(i)	the definitive share certificate in respect of the Conversion Shares (credited as fully paid-up); and

(ii)	a certified true copy of the updated register of members of Rebel Group with the Lender’s name entered thereon as a member of Rebel Group in respect of the Conversion Shares.

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	Each of Rebel Group, Pure Heart and LKK jointly and severally represent and warrant to the Lender that as at the date hereof:

(i)	It/he has the legal right and full power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby, and all necessary actions have been taken to authorise the execution, delivery and performance of this Agreement and all other documents to be executed and delivered by the Company in connection therewith;

(ii)	this Agreement constitutes its/his valid and legally binding obligations, enforceable against it/him in accordance with its/his terms;

(iii)	the execution and delivery of, and the performance by it of its obligations under this Agreement do not and will not:

a)	infringe, or constitute a default under, any instrument, contract, document or agreement to which it/he is a party or by which it/he or its/his assets are bound; or

b)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body to which it/he is a party or by which it/he or its/his assets are bound, whether in Singapore, United States or elsewhere; and

(iv)	it/he is not insolvent or unable to pay its/his debts (including subordinated or contingent debts), nor will it/he become so in consequence of entering into this Agreement and/or performing any transaction contemplated by this Agreement.

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8.2	Each of Rebel Group, Pure Heart and LKK further jointly and severally represent, warrant and undertake to the Lender that:

(i)	the Conversion Shares to be allotted and issued pursuant to the exercise of the Conversion Right are validly authorised but unissued Shares which Rebel Group shall, on the exercise of the Conversion Right by the Lender, have full authority to allot and issue and are not subject to any pre-emptive or other similar rights of Shareholders (and if so subject, such rights shall have been duly waived by all the Shareholders for the time being), and when allotted, issued and paid up pursuant to the terms of this Agreement, will be validly issued and fully paid Shares which will not be subject to further call;

(ii)	the Conversion Shares shall be issued free from all Encumbrances and will be freely transferable (save to the extent restricted in Rebel Group’s constitutional documents and applicable laws and regulations, if any) and shall rank pari passu in all respects with all other Shares in issue at the time of the allotment of the Conversion Shares (save to the extent, if any, otherwise provided in Rebel Group’s constitutional documents and applicable laws and regulations);

(iii)	all written information and documents provided by Rebel Group, its officers, representatives and/or its advisers (whether or not included in this Agreement) are when provided true and accurate in all material aspects and not misleading; and

(iv)	from the date of this Agreement to the earlier of:

(a)	the Maturity Date or Extended Maturity Date (as the case may be); and

(b)	the allotment date of the Conversion Shares to the Lender,

it/he will promptly notify the Lender in writing of any changes to the share capital structure of Rebel Group, and the issue or grant of any option, right and/or convertible (whether exercisable now or in future and whether contingent or not) by Rebel Group to call for the allotment, conversion, issue, sale or transfer of any of the Shares.

8.3	The Lender represents and warrants to the Company that as the date hereof:

(i)	this Agreement has been duly executed and delivered by the Lender and constitutes a valid and legally binding obligation of the Lender, enforceable in accordance with its terms; and

(ii)	he has full legal right and capacity to execute and deliver this Agreement and perform the transactions contemplated hereby.

9	EVENTS OF DEFAULT

9.1	Each of the following events or circumstances is an Event of Default:

(i)	the Company commits any material breach of its obligations under this Agreement or any representation or warranty given in this Agreement is false or inaccurate in any material respect, and, if remediable, fails to remedy such breach within 14 days from the service of written notice by the Lender notifying such breach;

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(ii)	the Company is adjudicated to be insolvent or if applicable, enters into a scheme of arrangement or composition with or assignment for the benefit of all or any class of creditors or any order is made by any competent court or other appropriate authority or any resolution is passed for the winding-up of the Company or for the appointment of a judicial manager, liquidator or provisional liquidator, receiver or receiver and manager, trustee or similar officer of the whole or any part of the undertakings, assets, rights or revenue of the Company;

(iii)	any expropriation, attachment, sequestration, distress or execution which affects any asset or assets of the Company is not discharged within one (1) month; or

(iv)	it is or becomes unlawful for the Company to perform any of its obligations under this Agreement.

9.2	On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Company, declare that all or part of the Loan (to the extent actually received by the Company in accordance with this Agreement and to the extent unconverted pursuant to the exercise of the Conversion Right) be immediately due and payable, whereupon they shall become immediately due and payable.

10	CONFIDENTIALITY

10.1	Each Party agrees to keep strictly confidential, and under no circumstances disclose to any person who is not a Party, any confidential information and discussions relating to, arising from or in connection with this Agreement unless such disclosure is expressly permitted by the prior written consent of the other Parties, which shall not be unreasonably withheld.

10.2	The obligations in this Clause 10 shall not apply to:

(i)	any information obtained which becomes generally known to the public, other than by reason of any willful or negligent act or omission of the disclosing Party or any of its agents, advisers, directors, officers, employees or representatives;

(ii)	any information which is required to be disclosed to a Party pursuant to judicial proceedings, any applicable laws, or rules and regulations of any regulatory authority; and

(iii)	any information disclosed by a Party to its respective professional advisers or its directors, officers and shareholders for the purpose of entering into, performing, or exercising its obligations under this Agreement, provided that the disclosing Party procures such persons to be made aware or agree to be bound by the provisions under this clause.

10.3	Notwithstanding Clause 10, each Party’s obligations under this clause shall apply without limitation in time and shall survive termination of this Agreement.

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11	NOTICES

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by local courier or by email or facsimile transmission to the intended recipient thereof at its or his address or email address or facsimile number, and marked for the attention of such person (if any), designated by it or him for the purposes of this Agreement. The initial address, email address or facsimile number and person (if any) so designated by the Parties are set out below:

Rebel Group, Inc.

Address	:	7500A Beach Road, Unit 12-313, The Plaza, Singapore 199591
Email	:	kkleong@rebelfc.com.sg
Facsimile	:	63387806
Attention:	:	Mr. K K Leong

Pure Heart

Address	:	7500A Beach Road, Unit 12-313, The Plaza, Singapore 199591
Email	:	justin@rebelfc.com.sg
Facsimile	:	63387806
Attention:	:	Leong Aan Yee, Justin

LKK

Address	:	65 Shelford Road #02-11 Shelford Regency, Singapore 288455
Email	:	kkleong@rebelfc.com.sg
Facsimile	:	63387806
Attention:	:	Mr. K K Leong

The Lender

Address	:	Blk 42 Beo Crescent #04-107, Singapore 160042
Email	:	mkchiam@yahoo.com.sg
Facsimile	:	-
Attention:	:	Ms Chiam Mui Ken

12	COSTS

Rebel Group Inc shall bear its own Taxes, legal costs, and any other costs and expenses incurred in connection with this Agreement.

13	FURTHER ASSURANCE

Each Party shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

14	ASSIGNMENT

Each Party shall not assign or transfer any of its rights (including the Loan and the right to the repayment thereof and the Conversion Right), undertakings, agreements, duties, liabilities or obligations under this Agreement without the prior written consent of the other Parties.

15	TIME OF ESSENCE

Time shall be of the essence of the obligations to be performed by the Parties under this Agreement.

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16	ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

17	VARIATION

No variation, supplement, deletion or replacement of or from this Agreement or any of its items shall be effective unless made in writing and signed by or on behalf of each Party.

18	NON-WAIVER

No failure to exercise, nor any delay in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

19	SEVERANCE

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

20	THIRD PARTIES

The Contracts (Rights of Third Parties) Act, Chapter 53B shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce this Agreement.

21	COUNTERPARTS

This Agreement may be signed in any number of counterparts, and by the Parties on separate counterparts, each of which when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, such as a PDF, shall be effective as delivery of a manually executed counterpart of this Agreement, with original signatures to follow.

22	GOVERNING LAW AND DISPUTE RESOLUTION

21.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Singapore.

21.2	The Parties irrevocably agree to submit to the exclusive jurisdiction of the courts of Singapore in all matters arising in connection with this Agreement.

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ANNEX A

CONVERSION NOTICE

Date	:	[●]

To	:	Rebel Group Inc.
7500A Beach Road,
Unit 12-313, The Plaza,
Singapore 199591

Attn	:	The Board of Directors

Dear Sirs

CONVERSION OF THE LOAN

1.	I, [●], hereby irrevocably exercise my conversion rights in respect of the Convertible Loan Agreement (the “Agreement”) dated [●] 2017 made between yourselves and myself in accordance with Clause 6 (Conversion) of the Agreement. Terms defined and references construed in the Agreement shall have the same meaning and construction in this notice.

2.	I hereby irrevocably request that the Loan be converted in accordance with Clause 6 (Conversion), and hereby give you notice that the Conversion Amount is S$200,000.

Yours faithfully,

Name:

IN WITNESS WHEREOF this Agreement has been duly executed on the date stated at the beginning of this Contract.

REBEL GROUP

Signed by: For and on behalf of REBEL GROUP INC.

In the presence of:

Witness name:
Passport Number:
Address:

PURE HEART

Signed by: Leong Aan Yee, Justin (Director) For and on behalf of PURE HEART ENTERTAINMENT PTE LTD

In the presence of:

Witness name:
Passport Number:
Address:

LKK

Signed by: LEONG KHIAN KIEE In the presence of:

Witness name:
Passport Number:
Address:

THE LENDER

Signed by: CHIAM MUI KEN In the presence of:

Witness name:
Passport Number:
Address: